Exhibit 10.38

23rd May 2018

John Fowle

President and Chief Executive Officer

Chaucer Underwriting Services Limited

RE:	Retention Arrangement

Dear John:

In recognition of your critical importance to the organisation, and our desire to retain your continued undivided attention to the future success of Chaucer during this period of potential transition, as well as your importance to the strategic review currently underway, we agree, subject to the terms of this letter, to the following:

1.	Milestone Bonus. You are hereby granted a £200,000 cash milestone bonus (the “Milestone Bonus” ) to be paid as follows:
•	One-half of the Milestone Bonus will be paid upon the earlier to occur of (i) the execution of a definitive agreement for the sale of Chaucer to an unaffiliated third-party, or (ii) 31 July 2018.
•	One-half of the Milestone Bonus will be paid upon the earlier to occur of (i) the completion of the sale of Chaucer to an unaffiliated third-party, or (ii) 2 January 2019.
2.	Success Fee. You are hereby granted an £800,000 cash success fee (the “Success Fee”) to be paid on the earlier of the following dates:
•	Three months after completion of the sale of Chaucer to an unaffiliated third-party, provided such completion occurs prior to 1 April 2019 (the “Completion”); or
•

Termination of your employment following Completion, other than under circumstances where you (i) resign (save where such resignation is for “Good Reason”1), or (ii) could be dismissed without notice as per your contract for employment, e.g., for gross misconduct.

If Completion has not occurred by 1 April 2019, you will be entitled to a payment equal to one-half of the Success Fee on the second anniversary of the date of this letter and the balance shall be forfeited.

3.

Outstanding Hanover Equity Awards. Pursuant to the terms of each of your outstanding Hanover equity awards, following Completion such awards will be forfeited without any payment. In recognition of the value of such forfeited awards, in the event Completion occurs prior to 1 April 2019, you will receive the following:

1 You may terminate employment for “Good Reason” (or provide notice of termination) and still be entitled to payment if subsequent to the Completion, your base salary and/or target short-term incentive opportunity is reduced, or you are required to change your principal place of work to a location that increases your normal commute to work (one way) by more than 45 minutes; provided that you comply with the provisions applicable to termination for Good Reason set forth in the “Enhanced Service Contract” letter (see paragraph 6).

a.

2016 TBRSU Payment. A cash payment equal to (i) the number of your then outstanding and unvested 2016 time-based restricted stock units on the date of Completion, multiplied by (ii) the average closing price of THG's common stock over the 30-day period preceding Completion (converted to GBP at the prevailing rate over the same period) (“THG's Stock Price”).

b.

2017/2018 Chaucer ROAC PBRSU Payment. A cash payment equal to (i) the number of shares that would be earned and vested under the terms of your 2017 and 2018 Chaucer ROAC PBRSUs assuming such awards were accelerated in connection with a change in control and performance was measured through the Completion date (completed performance years using actual performance, incomplete performance years at 100% of target, and the 2018 performance year at the greater of target or actual performance), multiplied by (ii) THG's Stock Price.

c.

2017 Hanover TSR PBRSU Payment. A cash payment equal to (i) the number of shares that would be earned and vested under the terms of your 2017 Hanover TSR PBRSUs assuming such awards were accelerated in connection with a change in control and performance was measured through the Completion date, multiplied by (ii) THG's Stock Price.

d.

2018 Hanover TSR PBRSU Payment. A cash payment equal to (i) the number of your then outstanding and unvested 2018 Hanover TSR PBRSUs (at target) on the date of Completion, multiplied by (ii) THG's Stock Price.

e.	All amounts under this Section 3 shall be paid on the earliest of the following dates:
•	Three months after Completion;
•

Termination of your employment following Completion, other than under circumstances where you (i) resign (save where such resignation is for “Good Reason”1), or (ii) could be dismissed without notice as per your contract for employment, e.g., for gross misconduct; or

•	Original vesting date.
4.	2016 Long-Term Cash Award. Please see attached “Retention Enhancements to the 2016, 2017 and 2018 Long-Term Cash Incentive Schemes” for details regarding the treatment of this award.
5.	2018 Short-Term Incentive Compensation Award. Please see attached “Retention Enhancements to Outstanding Short-Term Incentive Compensation Schemes” for details regarding the treatment of this award.
6.	Enhanced Services Contract. Please review and execute the attached “Enhanced Services Contract” letter.

7.	Additional Terms and Conditions.
a.

In order to receive all or any portion of such payments, you must (i) remain employed by Chaucer or its successor, (ii) not be under notice of termination given by either party,[1] and (iii) not be suspended or been given notice of suspension or be subject to any disciplinary proceeding for alleged misconduct, as at the applicable payment date set forth in this letter; provided,_ however, this condition 7.a. shall not apply if notice of termination is given by Chaucer or its successor owner subsequent to the Completion except in circumstances where you could be dismissed without notice as per Section 14.3 of your Service Agreement, e.g. for gross misconduct, with the further proviso that such right to payments will be reinstated in the event appropriate proceedings are instituted and it is finally established  that such dismissal  was  not warranted.

b.	All payments hereunder are subject to deduction of taxes and other statutory deductions.
c.	No payments hereunder shall form a part of your pensionable remuneration for purposes of any pension plan or similar arrangement with Chaucer.
d.	Except as expressly provided in this letter, all other terms and conditions of your contract for employment and and duties owed by you will continue in full force and effect.
e.	Except as set forth in this letter, all applicable Scheme rules apply.
f.

If any payment hereunder is to be paid in connection with your termination of employment following Completion, then such payment shall be expressly contingent upon your execution of a settlement agreement that is in a form acceptable to Chaucer (the “Settlement Agreement”). Any such Settlement Agreement will contain, without limitation, a full release and non-disparagement provision for the benefit of Chaucer and its past and present affiliates and each of their respective officers, directors and employees.

g.	If the Completion has not occurred prior to 1 April 2019, sections 3, 4, 5 and 6 will not apply.

To accept the terms of this letter, please sign the enclosed copy and return it to HR. By signing below, you acknowledge and agree that you will be bound the terms of this letter.

Thank you for your commitment and for your leadership.

Yours sincerely

/s/ David Bendle
David Bendle

Chief Operating Officer

For and on behalf Chaucer Underwriting Services Limited

AGREED AND ACCEPTED:

/s/ John Fowle
John Fowle

Date: 23rd May 2018

Enclosures

23rd May 2018

Private & Confidential

John Fowle

Enhanced Service Contract

Dear John

As you are now aware, The Hanover announced that it has begun a process to consider strategic alternatives, including a possible sale, for Chaucer. We recognise that whenever a company embarks on a process like this, uncertainty can cause concerns about the future, and particularly about your job security. You and your colleagues are Chaucer's greatest assets, and we recognise that valuable assets need to be protected. Accordingly, in cooperation with The Hanover, we have developed a robust programme to help alleviate your concerns.

One component of this programme is to provide you with comfort that if Chaucer were to be sold and your role subsequently was at risk of redundancy, following the appropriate processes you would be afforded fair and reasonable severance protection and would not be precluded from immediately seeking employment in the Lloyd's market or elsewhere.

To that end, this letter sets out certain severance rights which you will have if Chaucer is sold prior to 1 April 2019, and you subsequently lose your job within 18 months following such sale.

Subject to the Terms and Conditions attached to this letter, if within a period of 18 months following a Completion of a Sale, your employment is terminated Without Cause or you resign your employment for Good Reason, you will, from the date on which you give or receive notice of termination of your employment:

a)

be entitled to a severance payment in accordance with the terms of this letter (which shall also constitute any payment in lieu of notice of termination to which you may be entitled), of an amount which is equal to your basic salary and cost of Benefits for the period of notice required to terminate your employment under your Service Agreement (the “Severance Payment” );

b)	be released from any obligation under your Service Agreement to serve on “garden leave” or to have the amount of your Severance Payment reduced by working through your notice period; and
c)

if applicable, be released from the post-termination restrictive covenants contained in your Service Agreement which would prevent you from immediately obtaining employment in the Lloyd's market or elsewhere, as described in the attached Terms and Conditions.

Your right to the Severance Payment is conditional upon your acceptance of this letter and the attached Terms and Conditions. To accept this letter, please sign the enclosed copy and return it to HR. This does not affect your statutory entitlements which would also apply if there was a redundancy situation.

Thank you for your commitment and for all you do to make Chaucer successful.

Yours sincerely

/s/ David Bendle
David Bendle

Chief Operating Officer

For and on behalf Chaucer Underwriting Services Limited

AGREED AND ACCEPTED:

/s/ John Fowle
Name: John Fowle

Date: 23 - 5 - 18

TERMS AND CONDITONS

Your right to the Severance Payment set forth in the attached letter is subject to the following terms:

1.	Capitalised terms shall have the following meanings

“Benefits” shall mean only (i) those benefits for which you would be entitled to a payment as part of payment in lieu of notice of termination under your Service Agreement; and (ii) employer pension contributions for your period of notice.

“Completion of a Sale” shall mean a completion of the sale of Chaucer to an unaffiliated third-party occurring before 1 April 2019.

“Good Reason” shall mean (i) a decrease in your base salary and/or short-term incentive opportunity, in each case from that in effect prior to the Completion of a Sale, or (ii) a change in your principal place of work to a location that increases your normal commute to work (one way) by more than 45 minutes.

“Service Agreement” shall mean your contract of employment with Chaucer Underwriting Services Limited.

“Without Cause” shall mean a termination of your employment other than (i) under circumstances whereby you could be dismissed without notice under your Service Agreement, e.g., for gross misconduct, or (ii) due to your death or incapacity.

2.

If you believe that a “Good Reason” event has been triggered, you must give Chaucer (or your employer, if not Chaucer) written notice within 30 days of the first occurrence of such triggering event and a proposed termination date which shall be not sooner than 60 days nor later than 90 days after the date of such notice. Such notice shall specify your basis for determining that “Good Reason” has been triggered. Chaucer (or your employer, if applicable) shall have the right to cure a purported “Good Reason” within 30 days of receipt of said notice and, if so cured, a termination of your employment shall not be considered to be for “Good Reason” as a result of such event. If the event triggering “Good Reason” is not cured by Chaucer (or your employer, if applicable) within 30 days of its receipt of such notice, you must terminate your employment on the proposed termination date, or the employer may terminate you on a sooner date.

3.

The Severance Payment will be payable in a single lump sum payment (subject to deduction of taxes and other statutory deductions) to be paid on a date that is not later than 30 days after your termination of employment; provided that you execute a settlement agreement that is ins a form acceptable to Chaucer (the “Settlement Agreement”) and is irrevocable by the payment date. Any such Settlement Agreement will contain, without limitation, a full release and non-disparagement provision for the benefit of Chaucer and its past and present affiliates and each of their respective officers, directors and employees.

4.

For avoidance of doubt, the only post-termination restrictive covenants released by this letter are those that would be released were you to be declared redundant under the terms of your Service Agreement. Except as expressly provided for in this letter, all other terms and conditions of your Service Agreement and duties owed by you, including without limitation your post-employment covenants (i) prohibiting the solicitation or hiring of Chaucer employees, (ii) prohibiting your interference with customers and other business relationships of Chaucer, and (iii) with respect to use and non-disclosure of Chaucer's confidential information, will continue in full force and effect.

5.	The benefits set forth in this letter apply only if:
•	a Completion of a Sale has occurred prior to 1 April 2019; and
•	at the Completion of a Sale you are:
✓	employed by Chaucer (or its successor);
✓	not under notice of termination given by either party; and
✓	not suspended or been given notice of suspension or subject to any disciplinary proceedings for alleged misconduct.
6.	The benefits under this letter shall automatically expire if a Completion of a Sale has not occurred prior to 1 April 2019.

Retention Enhancements to

Outstanding Short-Term Incentive Compensation Schemes

In recognition of the value of our employees and your importance to Chaucer's future success during this period of uncertainty, in cooperation with The Hanover, the following changes have been made to Chaucer's outstanding short-term incentive compensation schemes, but only in the event of a completion of the sale of Chaucer to an unaffiliated third-party prior to 1 April 2019:

2018 Annual Bonus Scheme

Existing Scheme Rules	Modified Scheme Rules in the Event of a Completion of the Sale of Chaucer to an unaffiliated third-party prior to 1 April 2019

• No provision for payment upon change in control	• Provision for payment upon change in control

• Payment of target award based upon Chaucer's 2018 Post-tax ROAC (11% target) and employee individual performance

•    Payment at greater of 100% of your target award or “actual” financial performance based upon level of ROAC achieved†

•    Payout will not be pro-rated to reflect completion occurring prior to 31 December 2018

•    Actual award based upon eligible salary

For certain participants • 50% of award ordinarily paid in April 2019 • 50% of award ordinarily paid in January 2020

•    Provided you remain employed on such date, entire award will be paid on the earliest of:

-three months following completion of the sale;

-termination of employment following completion of sale (other than due to your resignation* or under circumstances where you can be dismissed without notice per your contract for employment, e.g., for gross misconduct); or

-April 2019 (per existing scheme rules) with respect to the initial 50% payment only

For certain participants • 100% of award ordinarily paid in April 2019

•    Provided you remain employed on such date, entire award will be paid on the earliest of:

-three months following completion of the sale;

-termination of employment following completion of sale (other than due to your resignation* or under circumstances where you can be dismissed without notice per your contract for employment, e.g., for gross misconduct); or

•    -April 2019

• For additional Rules regarding eligibility, please see below

2017 Annual Bonus Scheme

Existing Scheme Rules	Modified Scheme Rules in the Event of a Completion of the Sale of Chaucer to an unaffiliated third-party prior to 1 April 2019

• 50% paid April 2018 • 50% to be paid January 2019

•    Provided you remain employed on such date, entire unpaid balance of award will be paid on the earliest of:

-three months following completion of the  sale;

-termination of employment following completion of sale (other than due to your resignation* or under circumstances where you can be dismissed without notice per your contract for employment, e.g., for gross misconduct); or

-January 2019

• For additional Rules regarding eligibility, please see below

Eligibility. In order to receive all or any portion of such payments, you must (i) remain employed by Chaucer or its successor, (ii) not be under notice of termination given by either party, * and (iii) not be suspended or been given notice of suspension or be subject to any disciplinary proceedings for alleged misconduct, until the date of payment in accordance with these terms. If any amounts are to be paid in connection with your termination of employment within the first three months following completion of the sale, then such payment shall be expressly contingent upon your execution of a settlement agreement that is in a form acceptable to Chaucer (the “Settlement Agreement”). Any such Settlement Agreement will contain, without limitation, a full release and nondisparagement provision for the benefit of Chaucer and its past and present affiliates and each of their respective officers, directors and employees.

If the completion of the sale of Chaucer has not occurred prior to 1 April 2019, none of the foregoing provisions will apply.

Except as modified herein, the terms of the applicable Scheme Rules will continue to apply.

*After a completion of the sale an employee may terminate employment (or provide notice of termination) for “Good Reason” and still receive their award if subsequent to the completion of the sale, the employee's base salary and/or target short-term incentive opportunity is reduced, or the employee is required to change his or her principal place of work to a location that increases employee's normal commute to work (one way) by more than 45 minutes.

† “Actual” performance to be measured on the earliest of the closing of the sale or 31 December   2018

Retention Enhancements to the

2016, 2017 and 2018 Long-Term Cash Incentive Schemes

In recognition of the need to retain those employees deemed critical to Chaucer's future success during this period of uncertainty, in cooperation with The Hanover, the following changes have been made to Chaucer's 2016, 2017 and 2018 Long-Term Cash Incentive Schemes (the “Schemes”), but only in the event of a completion of the sale of Chaucer to an unaffiliated third-party prior to 1 April 2019:

Existing Scheme Rules	Modified Scheme Rules in the Event of a Completion of the Sale of Chaucer to an unaffiliated third-party prior to 1 April 2019

• Change in Control (CIC) vesting provisions triggered only in the event of a CIC of The Hanover (not Chaucer as a stand-alone subsidiary)	• CIC vesting provisions triggered in the event of a CIC of Chaucer

• Acceleration of vesting occurs only in event of CIC and subsequent termination of employment by the company

•    Provided you remain employed on such date, the awards will automatically vest and be paid on the earliest of:

- 3 months following completion of the sale;

- termination of employment following completion of the sale (other than due to your resignation* or under circumstances where you can be dismissed without notice as per your contract for employment, e.g., for gross misconduct); or

- the original vesting dates

• If vesting accelerated upon CIC, performance measured at “actual” for completed performance years and at “target” for incomplete performance years

•    If vesting accelerated upon CIC, performance measured at “actual” for completed performance years and at 100% of “target” for incomplete performance years. For the 2018 performance year, performance will equal the greater of 100% of “target” or “actual”  performance.†

• For additional Rules regarding eligibility, see below

What this means for you?

If a completion of the sale of Chaucer were to occur prior to 1 April 2019 and you remain employed by Chaucer on the payment date as indicated above (and are not under notice of termination given by either party):

•	Time-based Cash Awards: All 2016, 2017 and 2018 awards would fully vest and be paid 100% and without proration not later than three months following the completion of the sale.

•	Performance-based Cash Awards: All 2016, 2017 and 2018 awards would vest (at the percentage payout below) and be paid without proration not later than three months following completion of the sale.

2016 Award = not less than 53% of “target”

(2016 ROAC 14.66%; 2017 ROAC (0.62%); 2018 ROAC the greater of 100% of “target” or “actual” ROAC= pay-out not less than 53% of “target”)

2017 Award = not less than 62% of “target”

(ROAC for 2017 (0.5%); resulting in pay-out at 0% of target; 2018 ROAC the greater of 100% of “target” or “actual” ROAC; 2019 ROAC 100% of “target” = pay-out not less than 62% of “target”)

2018 Award = not less than 100% of “target”

(2018 pay-out the greater of 100% of “target” or “actual” performance; 2019 and 2020 at 100% of “target“ = pay-out not less than of 100% of “target”)

•

Hanover Time-based Restricted Stock Unit s (for those who received stock awards in lieu of time-based cash): Pursuant to the terms of each of your outstanding Hanover equity awards, upon completion of the sale, these awards would be forfeited without any payment. However, we have agreed that under these circumstances, you will instead receive a cash payment equal to the number of your then outstanding and unvested restricted stock units multiplied by the average closing price of THG' s common stock during the 30 days prior to the completion of the sale (converted to GBP at the prevailing rate over the same period). Such cash award would be paid not later than three months following the completion of sale, subject to the same Rules described herein.

If the completion of the sale of Chaucer has not occurred prior to 1 April 2019, none of the foregoing provisions will apply.

Other Changes to the 2017 Scheme

As you recall, in 2017 we wrote to you outlining plans to revisit the calculation of allocated capital. As a result of the changed methodology in Chaucer's ROAC and current market conditions, the hurdle/target/cap was adjusted for the 2018 Scheme. In order to provide consistent and fair treatment of performance measurement in the 2017 Scheme, performance will be calculated based on the new formula established under the 2018 Scheme. This change will be implemented whether or not Chaucer is sold prior to 1 April 2019.

Eligibility. In order to receive all or any portion of such payments, you must (i) remain employed by Chaucer or its successor, (ii) not be under notice of termination given by either party, * and (iii) not be suspended or been given notice of suspension or be subject to any disciplinary proceeding for alleged misconduct, until the date of payment in accordance with these terms. If any amounts are to be paid in connection with your termination of employment within the first three months following completion of the sale, then such payment shall be expressly contingent upon your execution of a settlement agreement that is in a form acceptable to Chaucer (the “Settlement Agreement”). Any such Settlement Agreement will contain, without limitation, a full release and nondisparagement provision for the benefit of Chaucer and its past and present affiliates and each of their respective officers, directors and employees.

* After completion of the sale, an employee may terminate employment (or provide notice of termination) for “Good Reason” and still be paid for their awards if subsequent to the completion of the sale, the employee's base salary and/or target short-term incentive opportunity is reduced, or the employee is required to change his or her principal place of work to a location that increases employee's normal commute to work (one way) by more than 45 minutes.

† “Actual” performance for the 2018 year to be measured on the earliest of the date of completion of the sale or 31 December 2018

Except as modified herein, the terms of the applicable Scheme Rules will continue to apply.